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                                                                    Exhibit 5(b)

                       INVESTMENT SUB-ADVISORY AGREEMENT

                  MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
                               1295 State Street
                       Springfield, Massachusetts 01111

                                                              April 25, 1997

Mellon Equity Associates
500 Grant Street
Pittsburgh, PA 15258

Dear Sirs:

     MML Equity Index Fund (the "Fund"), a series of MML Series Investment
Fund, a Massachusetts business trust (the "Trust"), desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which (including any amendments thereto) have been and will be submitted to Mellon Equity Associates, a Pennsylvania business trust ("Mellon Equity"), and in such manner and to such extent as from time to time may be approved by the Trust's Board of Trustees. The Fund employs Massachusetts Mutual Life Insurance Company ("MassMutual") pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to Mellon Equity. MassMutual desires to employ Mellon Equity to act as the Fund's investment sub-adviser.

     In this connection, it is understood that from time to time Mellon Equity will employ or associate with itself such person or persons as Mellon Equity may believe to be particularly fitted to assist Mellon Equity in the performance of this Agreement. The compensation of such person or persons shall be paid by Mellon Equity and no obligation may be incurred on the Fund's behalf in any such respect.

     Subject to the supervision and approval of MassMutual, Mellon Equity will provide investment management of the Fund's portfolio in accordance with the Fund's investment objective, policies and restrictions as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, Mellon Equity will supervise the Fund's investments and, if appropriate, the sale and reinvestment of the Fund's assets. Mellon Equity is authorized to invest the Fund's assets in securities issued by Mellon Bank Corporation, to the extent required or permitted by the Fund's investment objective, policies and restrictions, and to the extent permitted by the U.S. Securities and Exchange Commission or other applicable authorities. Mellon Equity will furnish to
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MassMutual or the Fund such statistical information, with respect to the investments that the Fund may hold or contemplate purchasing, as MassMutual or the Fund may reasonably request. The Fund and MassMutual wish to be informed of important developments materially affecting the Fund's portfolio and shall expect Mellon Equity, on its own initiative, to furnish to the Fund or MassMutual from time to time such information as Mellon Equity may believe appropriate for this purpose.

     Mellon Equity shall vote, in its discretion and in accordance with its fudiciary duty, all proxies solicited by or with respect to issuers of securities which are included in the Fund.

     Mellon Equity shall exercise its best judgment in rendering the services to be provided hereunder, and MassMutual agrees, as an inducement to Mellon Equity's undertaking the same, that Mellon Equity shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund or MassMutual, provided that nothing herein shall be deemed to protect or purport to protect Mellon Equity against any liability to MassMutual, the Fund or the Fund's security holders to which Mellon Equity would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of Mellon Equity's duties hereunder, or by reason of Mellon Equity's reckless disregard of its obligations and duties hereunder.

     In consideration of the services rendered pursuant to this Agreement, MassMutual will pay Mellon Equity, on the tenth business day of each month, out of the management fee it receives and only to the extent thereof, a fee calculated daily and paid monthly at the annual rate of .09% of the first $100,000,000 of the average daily net asset value of the Fund; .07% of the next $150,000,000; and .05% on any net assets thereafter, for the preceding month. So long as Mellon Equity is the sole investment sub-adviser for the Fund, the fees for the custody services for the Fund, which will be provided by Boston Safe Deposit and Trust Company, will be deducted from Mellon Equity's fees hereunder.

     Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information. The fee for the period from the date hereof to the end of the month hereof shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period. For the purpose of determining fees payable to Mellon Equity, the value of the Fund's net assets shall be computed in the manner specified in the Trust's charter documents or the Fund's Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets.

     Mellon Equity will bear all expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by MassMutual) will be borne by the Fund, except to the extent specifically assumed by Mellon Equity.

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     MassMutual understands that Mellon Equity now acts, and that from time to time hereafter may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and MassMutual has no objection to Mellon Equity so acting. When purchase or sale of securities of the same issuer is suitable for the investment objectives of the Fund and one or more other investment companies or accounts managed by Mellon Equity which track an equity index and have available funds for investment, such purchases or sales may and normally will be combined, to the extent practicable, and will be allocated as nearly as practicable on a pro rata basis in proportion to the amounts to be purchased or sold for each. In determining the amounts to be purchased or sold, the main factors Mellon Equity will consider will be the investment objectives of the respective portfolios, the relative size of portfolio holdings of the same or comparable security, availability of cash for investment by the various portfolios and the size of their respective investment commitments. Mellon Equity believes that the ability of the Fund to participate in larger volume transactions will, in most cases, produce better execution for the Fund although it is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

     In allocating brokerage transactions for the Fund, Mellon Equity shall seek to obtain the best execution of orders at the most favorable net price. Subject to this determination, Mellon Equity may consider, among other things, the sale of shares of the Fund as a factor in the selection of broker-dealers to execute portfolio transactions for the Fund; provided, Mellon Equity may not consider the provision of brokerage research services (as such term is defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) in allocating brokerage transactions for the Fund.

     In addition, it is understood that the persons employed by Mellon Equity to assist in the performance of its duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict Mellon Equity's rights or the right of any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that such activities will not adversely affect or otherwise impair the performance of Mellon Equity's duties and obligations hereunder.

     This Agreement shall continue until April 30, 1999, and thereafter shall continue automatically for successive annual periods ending on April 30, of each year, provided such continuance is specifically approved at least annually by (i) the Trust's Board of Trustees or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Trust's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty (i) by MassMutual upon 60 days' written notice to Mellon Equity, (ii) by the Trust's Board of Trustees or by vote of the holders of a majority of the Fund's outstanding voting securities upon 60 days' written notice to Mellon Equity, or (iii) by Mellon

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Equity upon not less than 90 days' written notice to the Fund and MassMutual.
This Agreement also will terminate automatically in the event of its assignment (as defined in said Act). In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

     Mellon Equity agrees that all records pertaining to the operation and administration of the Trust and the Fund (whether prepared by Mellon Equity or supplied to Mellon Equity by MassMutual, the Trust or the Fund) are the property and subject to the control of the Trust. In the event of the termination of this Agreement, all such records in Mellon Equity's possession shall be promptly turned over to the Trust free from any claim or retention of rights. All such records shall be deemed to be confidential in nature and Mellon Equity shall not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by the Trust or as required by federal or state regulatory authorities. Mellon Equity shall submit to all regulatory and administrative bodies having jurisdiction over the operations of Mellon Equity, MassMutual or the Trust, present or future, any information, reports or other material obtained pursuant to this Agreement which any such body may request or require pursuant to applicable laws or regulations.

     Mellon Equity agrees that neither MassMutual, the Trust, the Fund nor Mellon Equity are partners of or joint venturers with each other, and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on any of them.

     A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees as Trustees of the Trust and not individually, and that the obligations of this Agreement are not binding upon any of the Trustees or shareholders individually, but are binding only upon the assets and property of the Fund.

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     If the foregoing is in accordance with your understanding, will Mellon
Equity kindly so indicate by signing and returning to MassMutual the enclosed copy hereof.

                              Very truly yours,

                              MASSACHUSETTS MUTUAL
                              LIFE INSURANCE COMPANY


                              By: /s/ Stuart H. Reese
                                  ---------------------------
                              Name: Stuart H. Reese
                              Title:

Accepted and Agreed to By:

MELLON EQUITY ASSOCIATES

By: /s/ William P. Rydell
   -------------------------
Name: William P. Rydell
Title: President and CEO
       April 25, 1997

Accepted and Agreed to By:

MML SERIES INVESTMENT FUND, on behalf of MML Equity Index Fund


By: /s/ Hamline C. Wilson
   -------------------------
Name: Hamline C. Wilson
Title: Vice President and CFO

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